Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-230407) pertaining to The Walt Disney Company Amended and Restated 2011 Stock Incentive Plan, The Walt Disney Company/Pixar 2004 Equity Incentive Plan, Disney Savings and Investment Plan, Disney Hourly Savings and Investment Plan and Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan of The Walt Disney Company of our report dated August 13, 2018, with respect to the consolidated financial statements of Twenty-First Century Fox, Inc. included in this Amended Current Report on Form 8-K/A of The Walt Disney Company for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 27, 2019